Multiband Corporation and DirecTECH Holding Company, Inc.
Enter Into Letter of Intent To Merge

•	Combined Entity Would Have Generated Pro Forma 2006 Unaudited Revenue of $200 Million and Been Profitable During 2006
•	Merger will bring Expanded Structure and Resources to Advance DIRECTV Businesses

Minneapolis, July 18, 2007. Multiband Corporation (NASDAQ: MBND), the nation’s largest DIRECTV Master System Operator (MSO) for Multiple Dwelling Units and DirecTECH Holding Company, Inc., a Delaware corporation (“DirecTECH”), one of the nation’s largest DirecTV (NYSE: DTV) Home Satellite Provisioning companies, announced today the execution of a non-binding letter of intent which sets forth the proposed terms of a transaction under which Multiband and DTHC will merge into a combined entity (“New Multiband”).

If the merger occurs, New Multiband will acquire closely-held DirecTECH in an all-stock transaction. The parties intend to enter into a definitive agreement by the end of September and to complete the merger prior to year-end

Multiband also announced today that its Board of Directors has authorized a 1-for 5 reverse split of its common stock. The reverse stock split will become effective in the near future once the Company has performed the necessary NASDAQ Stock Market notification requirements. The split is anticipated to allow Multiband to regain compliance with the continued listing requirements of the Nasdaq Stock Market which will facilitate the merger.

Based in Maysville, Kentucky, DirecTECH provisions home satellite television for DIRECTV in approximately 32 cities covering 20% of the country. The company is estimated to provision satellite television service for approximately 1.5 million customers annually. New Multiband is expected to have approximately 3,000 employees. The two companies had pro forma 2006 unaudited revenue of approximately $200 million.

“We believe the synergies created by the merger of the two companies will be beneficial,” said James L. Mandel CEO of Multiband. “DirecTECH’s experienced and skilled national teams of technicians already offer provisioning services to its customer base. This provides Multiband with the opportunity to cross-sell additional telephone and Internet services to the combined customer base that will result from the merger. New Multiband’s ability to offer a Triple Play makes DIRECTV a more competitive alternative to cable television and allows DirecTECH to further solidify its relationship with the customers it serves.

Mandel added, “We will continue to provide the high-quality service that DirecTECH is known for, while also leveraging our new structure, resources and expertise to expand our DIRECTTV Support Center and commercial businesses. With the infrastructure in place to support substantially higher levels of customers, we are well positioned to service DirecTECH’s large customer base.”

Thomas A. Beaudreau, DirecTECH’s President and CEO, expressed “great enthusiasm” for the proposed transaction, both for DirecTECH and Multiband. Mr. Beaudreau believes the transaction to be in the best interests of DirecTECH’s shareholders (including the Employee Stock Ownership Plan), as it provides “important opportunities for organic growth, diversification, and expansion without the burdens imposed by incurring any additional debt”. Mr. Beaudreau also has indicated that the combination of DirecTECH with Multiband should create an “excellent environment for both companies to benefit”.

Subsequent to the proposed merger, existing Multiband shareholders are expected to retain a significant minority interest in New Multiband. The merger is subject to customary closing conditions, including approval by each of the company’s respective Boards of Directors, approval by Multiband’s shareholders, approval of the NASDAQ, and approval by the ESOP’s independent fiduciary.

Multiband is an exclusive DIRECTV Master System Operator (MSO) and one of the largest providers of DIRECTV services to apartment, condominiums, lodging, hospitality and other markets in the United States.

Further information about DirecTECH is available at www.directech.com.

About Multiband.

Multiband Corporation is a leading provider of software and integrated billing services; including video, voice, data and other value-added local services to multiple dwelling units (MDU's) on a single bill, directly and through strategic partnerships. Multiband also is an exclusive DirectTV master system operator. Multiband is headquartered in Minneapolis, MN and has offices across the United States, as well as, a state of the art service and support center located in Fargo, ND providing call center capabilities and other value-added services

Safe Harbor for Forward Looking and Cautionary Statements

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and Multiband's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information regarding potential factors that affect Multiband's financial results can be found in Multiband's Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).